Exhibit 10.20

Summary of BJ’s Restaurants, Inc.

Performance Incentive Plan

Purpose and Philosophy

The purpose of the Performance Incentive Plan (PIP) is to provide participants with an opportunity to earn a cash bonus based on their and the Company’s successful achievement of agreed-upon performance targets and objectives during a given fiscal year. The performance targets and objectives will be of a “reasonable stretch” nature and will be objectively measurable to the maximum extent practicable.

Participants

Participants in the PIP are selected by the Company’s Chief Executive Officer (the “CEO”) in his sole discretion and are approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Eligible PIP participants typically will include “chiefs”, senior vice presidents, regional vice presidents, vice presidents, director-level and manager-level staff members (other than regional/area directors of operations, restaurant managers and brewery staff members who are already participants in other cash incentive plans). However, a staff member’s eligibility by virtue of his/her title does not automatically qualify that staff member for PIP participation.

If selected to be a participant by the CEO, participation will begin on the first day of a given fiscal year, assuming the person is employed by the Company on that date. If a person is selected to become a participant during a given fiscal year as a newly hired staff member, any annual cash bonus earned under the PIP will be prorated to match such person’s actual period of participation in the PIP. However, the person must be a PIP participant for at least 90 days during a given fiscal year to be eligible for any prorated cash bonus. New PIP participants via internal promotion will have their total Company service time during a fiscal year counted for PIP purposes, unless they were participants in a separate cash bonus plan in their prior position. If that is the case, any annual cash bonus earned under the PIP will be prorated to their promotion date.

Annual PIP Cash Bonus Opportunity

The annual cash bonus opportunity under the PIP is a specific percentage of each participant’s base salary during the fiscal year. Generally, percentage opportunities will range from 15% to 35% of such participant’s base salary in a given year depending on position and other factors. Accordingly, participants with the same title and/or responsibilities may or may not have the same percentage opportunity under the PIP. Furthermore, the percentage bonus opportunity assigned to a participant for a fiscal year may or may not be the same percentage opportunity in any subsequent fiscal year for the purposes of the PIP or any other incentive plan.

“Base salary” for purposes of the PIP is base cash compensation earned for W-2 purposes during a fiscal year. As such, it will include any adjustments to base cash compensation during the fiscal year but will exclude any other components of compensation (auto allowances, employee benefits, compensation from stock-based incentives, and so forth).

Additionally, all PIP participants must generally also achieve a final annual personal performance rating of 3 or better (on a scale of 1 to 5) to qualify for any cash bonus under the PIP. The personal performance rating scale is generally as follows:

•	1 = Not performing to the defined standards of the position

•	2 = Performing but with some deficiencies that need to be promptly addressed

•	3 = Performing acceptably to the defined standards for the position

•	4 = Fully and consistently performing to the defined standards for the position

•	5 = Consistent high performance well above the standards for the position

All performance ratings are subject to the CEO’s review and approval.

Performance Targets

Depending on a participant’s job title and responsibilities, PIP performance targets will be mutually agreed upon at the beginning of a fiscal year by each participant and the CEO. The performance targets will consist of the Company’s consolidated financial results, personal objectives (MBOs), the financial results for a participant’s specific area of responsibility, or a combination thereof.

“Chiefs”, senior vice presidents, regional vice presidents and vice presidents will have specific performance targets and weights assigned to their respective positions by the CEO. Accordingly, participants with the same title and/or responsibilities may or may not have the same performance targets and weights under the PIP. Furthermore, the performance targets and weights assigned to a participant for a fiscal year may or may not be the same in any subsequent fiscal year for the purposes of the PIP or any other incentive plan.

Performance Target—Consolidated Financial Results

The Company will generally set financial performance targets based on pre-tax income or other objective financial performance measures. The target is generally derived from the Company’s fiscal year financial plan approved by the Board of Directors. The Company generally must achieve a specified percentage of its financial target (typically 90%) for the year (including accrued PIP bonuses, if applicable) in order for any cash bonus related to that particular component to be earned. Additionally, for PIP participants that also have a bonus component applicable to the targeted financial performance of their specific area of responsibility, they must achieve a specified percentage of that financial target as determined on annual basis. The cash bonus opportunity for a particular component will generally be subject to a cap at a percentage of the financial target (typically 110%). For each fiscal year, the Company establishes the percentages of PIP bonuses earned for the particular component based on a corresponding percentage of target component achieved.

MBO Performance

Most PIP participants will have a portion of their PIP bonus opportunity driven by personal goals and objectives (“management by objectives” or “MBOs”). At the start of a fiscal year, each participant will agree with their immediate supervisor and the CEO to achieve at least two personal MBOs. Each MBO will be designed to be objectively measurable to the maximum extent practicable.

Termination of Employment

During a fiscal year and through the actual date of distribution of any cash bonus checks under the PIP, a participant will not be eligible to receive any cash bonus under the PIP if he/she:

•	voluntarily terminates their employment

•	has their employment terminated by the Company for “cause”

•	is under formal investigation by the Company

•	is under formal suspension

•	is demoted, voluntarily or involuntarily, to a non-PIP participating position,

•	is on a final written warning

For the purposes of the PIP, the definition of “cause” will result from any participant’s:

•	Dishonesty, incompetence or negligence in the discharge of duties

•

Theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer or employee lists, trade secrets or other Company proprietary information

•	Willful violation of any law, rule or regulation of any governing authority or of the Company’s policies and procedures, including the Company’s code of ethics and conduct

•	Breach of any agreement with the Company

•	Intentional conduct which is detrimental or injurious to the reputation, business or assets of the Company

•	Solicitation of the Company’s employees to work for any other business entity

The CEO, in his sole judgment, will make all determinations of eligibility and “cause” for PIP purposes. During the period of any investigation, the Company may withhold the distribution of any PIP cash bonus check until the completion of the investigation and its outcome, as determined by the CEO in his sole judgment.

Approved Leaves of Absence

Any participant who is on an approved leave of absence not exceeding 45 days during a fiscal year (or longer if such leave of absence is required by law), but subsequently returns to his/her position will remain in the PIP without any adjustment for time off. If such leave of absence is longer than 45 days but less than 90 days during a fiscal year, and the participant returns to his/her position, any cash bonus payable under the PIP for the year will be prorated to match the actual period of service. The effect of any approved leave of absence longer than 90 days on a participant’s PIP status will be determined on a case-by-case basis by the CEO, in his sole judgment.

Other Provisions of the PIP

The following discussion covers other legal and technical aspects of the PIP.

The Compensation Committee of the Company’s Board of Directors (the “Committee”), establishes all terms and conditions of the PIP. These include, but are not limited to, eligible participants, selected performance targets, and the form and timing of all cash bonuses under the PIP. The Company’s CEO administers the PIP under the direction of the Committee.

The Committee reserves the right to modify or discontinue the PIP, in whole or in part, at any time and for any reason. The Committee will interpret all terms and conditions of the PIP in its sole discretion, and its interpretations shall be final.

The Committee reserves the right to make adjustments to performance targets set forth in the PIP for all participants, a group of participants or a single participant to minimize the unintended impact, either favorable or unfavorable, of extraordinary events and circumstances that occur during a given fiscal year. For the purposes of the PIP, an “extraordinary” event or circumstance has to satisfy all of the following four conditions in the Committee’s sole judgment: (1) it is rare, infrequent and difficult to predict or estimate (2) it is outside of the reasonable influence and control of the participant (3) it has an impact that can be fairly isolated and measured; and (4) it is significant enough to merit special consideration. Additionally, if the Company were to make a significant acquisition or disposition of assets or business operations during a given year, or is required to adopt new accounting principles or pronouncements, or is required to restate its financial results in any manner during a fiscal year that was not originally contemplated in the pre-tax income target set forth in the financial plan for that year, the Committee shall consider appropriated adjustments to the target.

All cash bonuses earned under the PIP are subject to the Company’s financial capacity to pay cash bonuses, as determined by the Committee in its sole discretion. All bonuses earned will be subject to all applicable statutory withholdings. All cash bonus payments under the PIP are subject to the Company’s capacity to accrue sufficient bonus expense related to the PIP and still achieve the Company’s consolidated financial performance target for the fiscal year, as determined by the CEO.

Some PIP participants may have separate employment agreements. Absent such separate agreements, participation in the PIP is not intended to create, and does not create, an employment contract between any participant and the Company. All “at will” employment will remain “at will.”

No participant shall have the right to pledge, assign or otherwise dispose of any unpaid portion of any bonus under the Plan. However, if the Company adopts a deferred compensation plan during a fiscal year, PIP participants will be permitted to defer the receipt of all or a portion of any bonus earned under this Plan to that plan, in accordance with the provisions of that plan and applicable laws and regulations, including (but not limited to) timely elections thereof.

No participant shall have any right to receive any cash bonus under the PIP until it has actually been paid. Participants must be actually employed by the Company in good standing on the day that bonus checks are actually distributed in order to be eligible to receive a cash bonus.

Annual cash bonus payments will be distributed to eligible participants as soon as practicable after the Company’s receipt of an unqualified opinion on its fiscal year consolidated financial statements from its independent public accountants, and the subsequent verification and approval of all other performance measurements by the Committee. Generally cash bonuses are paid shortly following the filing of the Company’s Form 10-K for the fiscal year in question.

To the extent permitted under applicable laws, the Company reserves the right to apply all, or any portion, of the net proceeds of any cash bonus payment under the PIP against any amount that may be owed to the Company by the respective participant (i.e., outstanding salary, travel or relocation advances; loss restitutions; delinquent amounts on company-provided credit cards held by participants, etc.).